AXA EQUITABLE LIFE INSURANCE COMPANY

Attached to and made part of Group Annuity Contract No. AC [5108]

between

AXA Equitable Life Insurance Company (“AXA Equitable”)

and

[Reliance Trust Company, As Trustee], Contract Holder

Rider 1

IT IS HEREBY AGREED that said Contract is amended as set forth below and any and all contrary provisions of the Contract shall be considered to have been replaced by the provisions of this Rider:

1.	Effective [immediately] [May 1, 2014], the following Sections under Part I-Definitions, are removed and no longer apply:

Section 1.12 Employer Plan

Section 1.19 Members Retirement Trust

Section 1.37 Volume Submitter Plan

Section 1.38 Volume Submitter Retirement Trust

2.	Effective [immediately] [May 1, 2014], the Sections under Part I-Definitions below, are replaced with the following:

Section 1.23 Participant

“Participant” means an individual covered under a Plan and, in accordance with the terms of the Part “Annuity Account Values” in this Contract, who is enrolled under the Contract and for whom AXA Equitable maintains an Annuity Account Value.

Section 1.25 Plan

“Plan” means a plan adopted and maintained by the Employer that is intended to meet the requirements for qualification under Section 401(a) of the Code and which Plan is named in the Application.

Section 1.34 Trustee

“Trustee” means Reliance Trust Company, or any successor Trustee.

2014 ADA REV

Section 1.35 Trust

“Trust” means the tax-exempt trust under Section 501(a) of the Code, which holds the assets of the Plan.

3.	Effective [immediately] [May 1, 2014], the following will apply:

The term “Trusts” as it appears in Section 1.17 Investment Manager, and Section 9.05 Errors, is changed to “Trust”.

4.	Effective [immediately] [May 1, 2014], Section 9.04 is replaced with the following:

SECTION 9.04 RECORD MAINTENANCE AND REPORT FEE

A record maintenance and report fee shall be charged quarterly against each Participant’s aggregate account balances and paid to AXA Equitable. The amount of this fee shall be [$1] for account balances in the Pooled Trust for plans that do not utilize an AXA Equitable sponsored Plan and Trust, and shall be [$3] for account balances in an AXA Equitable sponsored Plan and Trust. The fee shall be deducted from each Participant’s accounts, and within those accounts from the Participant’s balance in each Funding Account, in accordance with the ordering rule established by AXA Equitable from time to time and communicated in writing to the Owner.

New York,

AXA EQUITABLE LIFE INSURANCE COMPANY

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel ]

FOR THE CONTRACT HOLDER

Name

Title

Date

2014 ADA REV

2